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Exhibit 21.1  - Subsidiaries of Registrant


                                          Jurisdiction
     Company                            of Organization                 Ownership
     -------                            ---------------                 ---------
PRI Automation Taiwan, Ltd.                  Taiwan                        100%
PRI Automation, SARL                         France                        100%
PRI Automation Ireland, Inc.                 Ireland                       100%
PRI Automation Korea, Inc.                   Korea                         100%
PRI Automation, Ltd.                         United Kingdom                100%
PRI Automation Israel, Inc.                  Israel                        100%
PRI Automation GmbH                          Germany                       100%
PRI Automation Pte, Ltd.                     Singapore                     100%
Precision Robots FSC, Inc.                   U.S. Virgin Islands           100%
PRI Security Corporation                     Massachusetts                 100%
Interval Logic Corporation                   Massachusetts               99.99%*
Equipe Technologies, Inc.                    California                    100%
Equipe Japan, Ltd.                           Japan                         100%
E-Machine, Inc.                              California                    100%
Chiptronix Handling Systems, GmbH            Switzerland                   100%
PRI Switzerland, Inc.                        Massachusetts                 100%
PRI Holdings, Inc.                           Massachusetts                 100%
PRI International Holdings, Inc.             Massachusetts                 100%
PRI Korea, Ltd.                              Korea                          80%

* One share of Interval Logic Corporation is owned by an individual.